Exhibit 99.2

HARBINGER GROUP INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(Amounts in millions, except per share amounts)

Harbinger Group Inc. (“HGI”, and, collectively with its respective subsidiaries, the “Company”), through its majority owned subsidiary, Spectrum Brands Holdings, Inc. (collectively with its consolidated subsidiaries, “Spectrum Brands”) acquired the residential hardware and home improvement business (“the HHI Group”) from Stanley Black & Decker, Inc. (“Stanley Black & Decker”) on December 17, 2012 (the “First Closing”), which includes (i) the equity interests of certain subsidiaries of Stanley Black & Decker engaged in the business and (ii) certain assets of Stanley Black & Decker used or held for use in connection with the business (the “Hardware Acquisition”). The HHI Group has a broad portfolio of recognized brands names, including Kwikset, Weiser, Baldwin, National Hardware, Stanley, FANAL and Pfister, as well as patented technologies such as Smartkey, a rekeyable lockset technology, and Smart Code Home Connect. A portion of the Hardware Acquisition is expected to close no later than April 2013, consisting of the purchase of certain assets of Tong Lung Metal Industry Co. Ltd., a Taiwan Corporation (“TLM Taiwan”), which is involved in the production of residential locksets (the “Second Closing”).

In connection with the Hardware Acquisition, Spectrum Brands issued $520.0 aggregate principal amount of 6.375% Senior Notes due 2020 (the “6.375% Notes”) and $570.0 aggregate principal amount of 6.625% Senior Notes due 2022 (the “6.625% Notes”). Spectrum Brands financed the remaining portion of the Hardware Acquisition with a new $800.0 term loan facility, of which $100.0 is in Canadian dollar equivalents (the “Term Loan”). A portion of the Term Loan proceeds were also used to refinance the former term loan facility, maturing June 17, 2016, which had an aggregate amount outstanding of $370.2 prior to refinancing.

Also, in December 2012, the Company issued $700.0 aggregate principal amount 7.875% Senior Secured Notes due 2019 (the “7.875% Notes”) and used part of the proceeds of the offering to accept for purchase $500.0 aggregate principal amount of its 10.625% Senior Secured Notes due 2015 (the “10.625% Notes”) pursuant to a tender offer and redemption of the 10.625% Notes.

The following unaudited pro forma condensed combined financial statements for the year ended September 30, 2012, gives effect to (i) the Hardware Acquisition and related financing and (ii) the refinancing of the 10.625% Notes with 7.875% Notes.

The unaudited pro forma condensed combined financial statements shown below reflect historical financial information and have been prepared on the basis that the Hardware Acquisition by Spectrum Brands has been accounted for as a business combination using the acquisition method of accounting. Accordingly, the consideration transferred and the assets acquired and liabilities assumed in the Hardware acquisition, will be measured at their respective fair values with any excess of the consideration transferred over the fair value of the net asset acquired reflected as goodwill. The unaudited pro forma condensed combined financial statements presented assume that the HHI Group will become a wholly-owned subsidiary of Spectrum Brands.

The following unaudited pro forma condensed combined balance sheet as of September 30, 2012 is presented on a basis to reflect (i) the Hardware Acquisition and related transactions and (ii) the refinancing of the 10.625% Notes with 7.875% Notes as if each had occurred as of such date. The unaudited pro forma condensed combined statement of operations for the year ended September 30, 2012 is presented on a basis to reflect (i) the full-period effect of the Hardware Acquisition and related transactions and (ii) the refinancing of the 10.625% Notes with 7.875% Notes, as if each had occurred on October 1, 2011.

Because of different fiscal period ends, and in order to present results for comparable periods, the unaudited pro forma condensed combined statement of operations for the fiscal year ended September 30, 2012 combines the historical consolidated statement of operations of HGI for the year then ended with the historical results of operations of the HHI Group for the twelve months ended September 29, 2012. See Note 1, Conforming Periods, to the unaudited pro forma condensed combined financial statements for additional information. Pro forma adjustments are made in order to reflect the potential effect of the transactions indicated above on the unaudited pro forma condensed combined balance sheet and statements of operations.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the notes to unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements and the notes thereto were based on, and should be read in conjunction with HGI’s historical audited consolidated financial statements and notes thereto for the fiscal year ended September 30, 2012 included in the Company’s Annual Report on Form 10-K and the HHI Group’s historical audited combined financial statements and notes thereto for the nine months ended September 29, 2012.

The process of valuing the HHI Group tangible and intangible assets acquired and liabilities assumed, as well as evaluating accounting policies for conformity, is still in the preliminary stages. Accordingly, the purchase accounting adjustments included in the unaudited pro forma condensed combined financial statements are preliminary and have been made solely for the purpose of providing these unaudited pro forma condensed combined financial statements. For purposes of the unaudited pro forma condensed combined financial statements, HGI has made preliminary adjustments, where sufficient information is available to make a fair value estimate, to those tangible and intangible assets acquired and liabilities assumed based on preliminary estimates of their fair value as of September 30, 2012. For those assets and liabilities where insufficient information is available to make a reasonable estimate of fair value, the unaudited pro forma condensed combined financial statements reflect the historical carrying value of those assets and liabilities at September 30, 2012. A final determination of the fair values of assets acquired and liabilities assumed will include management’s consideration of a final valuation. HGI currently expects that the process of determining fair value of the tangible and intangible assets acquired and liabilities assumed will be completed within one year of the acquisition date. Material revisions to HGI’s preliminary estimates could be necessary as more information becomes available through the completion of this final determination. The final amounts may be materially different from the information presented in these unaudited pro forma condensed combined financial statements due to a number of factors, including changes in market conditions and financial results which may impact cash flow projections used in the valuation and the identification of additional conditions that existed as of the date of the acquisition, which may impact the fair value of the HHI Group’s net assets.

HGI’s historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (i) directly attributable to the Hardware Acquisition and related transactions, and the refinancing of the 10.625% Notes with 7.875% Notes, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on HGI’s results. The unaudited pro forma condensed combined financial statements do not reflect any revenue enhancements, cost savings from operating efficiencies, synergies or other restructurings, or the costs and related liabilities that would be incurred to achieve such revenue enhancements and cost savings, which could result from the transactions.

The pro forma adjustments are based upon available information and assumptions that the management believes reasonably reflect the Hardware Acquisition and the related financing and the refinancing of the 10.625% Notes with 7.875% Notes. The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and do not purport to represent what our actual consolidated results of operations or our consolidated financial position would have been had the Hardware Acquisition, and other identified events occurred on the date assumed, nor are they necessarily indicative of our future consolidated results of operations or financial position.

Harbinger Group Inc. and Subsidiaries

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2012

(Amounts in millions)

	Historical			Pro Forma Adjustments
	Harbinger Group Inc.	HHI	6(a) HHI Historical Adjustments	HHI Pro Forma	Notes		Senior Secured Notes	Notes		Pro Forma Combined
ASSETS
Investments:
Fixed maturities	$16,088.9	$—	$—	$—			$—			$16,088.9
Equity securities	394.9	—	—	—			—			394.9
Derivative investments	200.7	—	—	—			—			200.7
Asset-backed loans	180.1	—	—	—			—			180.1
Other invested assets	53.8	—	—	—			—			53.8

Total investments	16,918.4	—	—	—			—			16,918.4
Cash and cash equivalents	1,470.7	46.0	(4.1)	29.7	6	(b)	98.7	7	(a)	1,641.0
Receivables, net	414.4	127.2	(9.7)	—			—			531.9
Inventories, net	452.6	198.9	3.2	10.4	6	(c)	—			665.1
Accrued investment income	191.6	—	—	—			—			191.6
Reinsurance recoverable	2,363.1	—	—	—			—			2,363.1
Deferred tax assets	312.7	21.6	—	—			—			334.3
Properties, net	221.6	167.0	(33.9)	12.3	6	(d)	—			367.0
Goodwill	694.2	653.6	—	49.9	6	(e)	—			1,397.7
Intangibles, including DAC and VOBA, net	1,988.5	174.4	—	308.8	6	(f)	—			2,471.7
Other assets	172.6	54.1	(38.4)	36.5	6	(g)	8.1	7	(b)	232.9

Total assets	$25,200.4	$1,442.8	$(82.9)	$447.6			$106.8			$27,114.7

LIABILITIES AND EQUITY

Insurance reserves:
Contractholder funds	$15,290.4	$—	$—	$—			$—			$15,290.4
Future policy benefits	3,614.8	—	—	—			—			3,614.8
Liability for policy and contract claims	91.1	—	—	—			—			91.1

Total insurance reserves	18,996.3	—	—	—			—			18,996.3
Debt	2,167.0	187.2	(187.2)	1,511.8	6	(h) (i)	197.8	7	(c)	3,876.6
Accounts payable and other current liabilities	754.2	227.0	(54.9)	(2.7)	6	(j)	(19.9)	7	(d)	903.7
Equity conversion feature of preferred stock	232.0	—	—	—			—			232.0
Employee benefit obligations	95.1	36.9	(23.3)	—			—			108.7
Deferred tax liabilities	382.4	48.9	(1.5)	112.4	6	(k)	—			542.2
Other liabilities	655.3	62.2	(58.7)	—			—			658.8

Total liabilities	23,282.3	562.2	(325.6)	1,621.5			177.9			25,318.3

Commitments and contingencies

Temporary equity:
Redeemable preferred stock	319.2	—	—	—			—			319.2

Harbinger Group Inc. stockholders’ equity:
Common stock	1.4	—	—	—			—			1.4
Additional paid-in capital	861.2	—	—	—			—			861.2
Accumulated deficit	(98.2)	815.0	254.6	(1,100.2)	6	(1)	(71.1)	7	(a,b,c)	(199.9)
Accumulated other comprehensive income	413.2	50.8	—	(50.8)	6	(1)	—			413.2

Total Harbinger Group Inc. stockholders’ equity	1,177.6	865.8	254.6	(1,151.0)			(71.1)			1,075.9
Noncontrolling interest	421.3	14.8	(11.9)	(22.9)	6	(m)	—			401.3

Total permanent equity	1,598.9	880.6	242.7	(1,173.9)			(71.1)			1,477.2

Total liabilities and equity	$25,200.4	$1,442.8	$(82.9)	$447.6			$106.8			$27,114.7

See accompanying notes to unaudited pro forma condensed combined financial statements.

Harbinger Group Inc. and Subsidiaries

Unaudited Pro Forma Condensed Combined Statement of Operations

For The Year Ended September 30, 2012

(Amounts in millions, except per share amounts)

	Historical			Pro Forma Adjustments
	Year Ended September 30, 2012 Harbinger Group Inc.	12 months ended September 29, 2012 HHI	6(a) HHI Historical Adjustments	HHI Pro Forma	Notes		Senior Secured Notes	Notes		Pro Forma Combined
Condensed Consolidated Statements of Operations

Revenues:
Net consumer product sales	$3,252.4	$997.1	$22.6	$—			$—			$4,272.1
Insurance premiums	55.3	—	—	—			—			55.3
Net investment income	722.7	—	—	—			—			722.7
Net investment gains (losses)	410.0	—	—	—			—			410.0
Insurance and investment product fees and other	40.3	—	—	—			—			40.3

Total revenues	4,480.7	997.1	22.6	—			—			5,500.4

Operating costs and expenses:
Consumer products cost of goods sold	2,136.8	684.0	(14.8)	—	6	(n)	—			2,806.0
Benefits and other changes in policy reserves	777.4	—	—	—			—			777.4
Selling, acquisition, operating and general expenses	932.6	214.5	(5.3)	14.4	6	(o,p,q)	—			1,156.2
Amortization of intangibles	224.4	—	—	—			—			224.4

Total operating costs and expenses	4,071.2	898.5	(20.1)	14.4			—			4,964.0

Operating income	409.5	98.6	42.7	(14.4)			—			536.4
Interest expense	(251.0)	(34.7)	34.7	(85.7)	6	(r)	(1.3)	7	(e)	(338.0)
(Loss) from the change in the fair value of the equity conversion feature of preferred stock	(156.6)	—	—	—			—			(156.6)
Gain on contingent purchase price reduction	41.0	—	—	—			—			41.0
Other (expense) income, net	(17.5)	1.0	—				—			(16.5)

Income from continuing operations before income taxes	25.4	64.9	77.4	(100.1)			(1.3)			66.3
Income tax (benefit) expense	(85.3)	16.5	27.2	—	6	(s)	—	7	(f)	(41.6)

Net income	110.7	48.4	50.2	(100.1)			(1.3)			107.9
Less: Net income (loss) attributable to noncontrolling interest	21.2	0.6	—	0.4	6	(t)	—			22.2

Net income attributable to controlling interest	89.5	47.8	50.2	(100.5)			(1.3)			85.7
Less: Preferred stock dividends and accretion	59.6	—	—	—			—			59.6

Net income attributable to common and participating preferred stockholders	$29.9	$47.8	$50.2	$(100.5)			$(1.3)			$26.1

Net income per common share attributable to controlling interest:
Basic	$0.15									$0.13

Diluted	$0.15									$0.13

Weighted-average common shares
Basic	139.4									139.4
Diluted	139.8									139.8

See accompanying notes to unaudited pro forma condensed combined financial statements.

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS

(Amounts in millions, except per share amounts)

(1) CONFORMING INTERIM PERIODS

HGI’s fiscal year end is September 30 while the HHI Group’s fiscal year has historically ended on the Saturday nearest to December 31. As of the First Closing, the latest available annual period for HGI was the year ended September 30, 2012 while the HHI Group’s latest available period was for the nine month period ended September 29, 2012. In order for the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended September 30, 2012 to include twelve months of results for the HHI Group, we have derived the results of operations of the HHI Group for the twelve months ended September 29, 2012 by combining the historical audited consolidated statement of operations for the nine months ended September 29, 2012 and the historical unaudited consolidated statement of operations for the three months ended December 31, 2011, as follows:

	(a) 9 months ended September 29, 2012	(b) 3 months ended December 31, 2011	(c) = (a) + (b) 12 months ended September 29, 2012
	(Audited)	(Unaudited)
Revenues:
Net consumer product sales	$762.0	$235.1	$997.1
Operating costs and expenses:
Consumer products cost of goods sold	514.4	169.6	684.0
Selling, acquisition, operating and general expenses	162.6	51.9	214.5

Total operating costs and expenses	677.0	221.5	898.5

Operating income	85.0	13.6	98.6
Interest expense	(25.0)	(9.7)	(34.7)
Other income, net	0.7	0.3	1.0

Income from continuing operations before income taxes	60.7	4.2	64.9
Income tax expense (benefit)	18.7	(2.2)	16.5

Net Income	42.0	6.4	48.4

Less: Net income attributable to non-controlling interest	0.6	—	0.6

Net income attributable to controlling interest	$41.4	$6.4	$47.8

(2) BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed combined financial statements have been prepared using the historical consolidated financial statements of HGI and the HHI Group. The Hardware Acquisition will be accounted for using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, “Business Combinations” (“ASC 805”). Accordingly, the consideration transferred in the acquisition by the HHI Group, that is, the assets acquired and liabilities assumed, was initially measured at their respective fair values with any excess reflected as goodwill.

HGI has accounted for the transaction by recording the assets and liabilities of the HHI Group as of the completion date of the acquisition at their respective fair values and conforming the accounting policies of the HHI Group to those used by HGI. Pursuant to ASC 805, under the acquisition method, the total estimated purchase price (consideration transferred) as described in Note 4, Preliminary Consideration Transferred, was initially measured at the First Closing and assumes no adjustments for the Second Closing. In preparing these unaudited pro forma condensed combined financial statements, the assets and liabilities of the HHI Group have been measured based on various preliminary estimates using assumptions that HGI’s management believes are reasonable utilizing information currently available. Use of different estimates and judgments could yield materially different results.

For purposes of measuring the estimated fair value of the assets acquired and liabilities assumed as reflected in the unaudited pro forma condensed combined financial statements, HGI used the guidance in ASC Topic 820, “Fair Value Measurement and

Disclosure” (“ASC 820”), which established a framework for measuring fair values. ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). Market participants are assumed to be buyers and sellers in the principal (most advantageous) market for the asset or liability. Additionally, under ASC 820, fair value measurements for an asset assume the highest and best use of that asset by market participants. As a result, HGI may be required to value assets of the HHI Group at fair value measures that do not reflect HGI’s intended use of those assets. Use of different estimates and judgments could yield different results.

(3) SIGNIFICANT ACCOUNTING POLICIES—HARDWARE ACQUISITION

The unaudited pro forma condensed combined financial statements do not assume any differences in accounting policies between HGI and the HHI Group. HGI is in the process of reviewing the accounting policies of the HHI Group to ensure conformity of such accounting policies to those of HGI and, as a result of that review, HGI may identify differences between the accounting policies of the two companies, that when conformed, could have a material impact on the unaudited pro forma condensed combined financial statements. At this time, HGI is not aware of any difference that would have a material impact on the unaudited pro forma condensed combined financial statements.

(4) PRELIMINARY CONSIDERATION TRANSFERRED

The acquisition method of accounting requires that the consideration transferred in a business combination be measured at fair value as of the closing date of the acquisition. The following summarizes the preliminary consideration paid for the HHI Group:

Negotiated sales price	$1,400.0
Preliminary working capital and other adjustments*	(10.6)

Preliminary purchase price	$1,389.4

*	The preliminary working capital and other adjustments does not reflect potential adjustments that may occur in conjunction with the Second Closing.

(5) PRELIMINARY FAIR VALUES OF NET ASSETS ACQUIRED

For the purposes of the unaudited pro forma condensed combined financial statements, HGI made preliminary estimates of the fair value of the assets acquired and liabilities assumed in the Hardware Acquisition. These estimates have been recognized in preparing the unaudited pro forma condensed combined financial statements and the excess, of the preliminary consideration transferred (see Note 4) on an assumed acquisition date of September 30, 2012 has been reflected as goodwill. On this basis, HGI has estimated the amounts in accounting for the acquisition of the HHI Group would be as follows:

Cash	$41.9
Receivables and Inventories	330.0
Properties	145.4
Intangible assets	483.2
Deferred tax assets and Other assets	37.3

Total assets acquired	1,037.8
Accounts payable and other current liabilities	172.1
All other liabilities	176.9

Total liabilities assumed	349.0

Total identifiable net assets	688.8
Non-controlling interests	(2.9)
Goodwill	703.5

Total net assets acquired	$1,389.4

(6) HISTORICAL AND PRO FORMA ADJUSTMENTS—HARDWARE ACQUISITION

(a)	HHI Historical Adjustments reflect the exclusion of certain assets, liabilities, equity and operations included within the HHI Group’s financial statements that are not included in the Hardware Acquisition.

(b)	The $29.7 net adjustment to cash reflects the following adjustments:

Proceeds from Term Loan	$800.0
Proceeds from 6.375% and 6.625% Notes	1,090.0
Original issue discount on Term Loan	(8.0)
Financing Fees	(59.3)
Payment of accrued interest on former term loan	(2.7)
Payment of former term loan	(370.2)
Hardware Acquisition cash transaction costs (excluding financing fee)	(30.7)
Preliminary Consideration for the Hardware Acquisition	(1,389.4)

Pro forma adjustment	$29.7

(c)	To record the HHI Group’s inventory at estimated fair value. Based on a preliminary valuation, HGI estimates that as of September 30, 2012, the fair value of the HHI Group’s inventory exceeds book value by approximately $10.4. Finished goods were valued at estimated selling prices less costs of disposal and reasonable profit allowance for the selling effort.

(d)	Adjustment reflects the preliminary revaluation of properties to estimated fair value.

(e)	The net adjustment of $49.9 reflects the elimination of the HHI Group’s historical goodwill in accordance with acquisition accounting and the establishment of $703.5 for goodwill resulting from the transaction, based on the preliminary valuation of assets acquired and liabilities assumed.

(f)	Adjustment reflects net effect of recording HHI Group’s intangible assets are recorded at fair value. Based on preliminary a valuation, HGI currently estimates that the intangible assets of the HHI Group will be increased by approximately $308.8 in accounting for the acquisition.

As part of the acquisition, certain HHI Group intangible assets were identified and their estimated fair value was determined based on preliminary information available. Specifically, the identifiable intangible assets principally consisted of customer relationships, HHI Group portfolio of trade names and proprietary technology. The total estimated fair value of the identifiable intangible assets of $483.2 is based on a preliminary valuation. The identifiable assets were valued using historical metrics to the extent possible. In addition, other similar transactions were considered. Furthermore, when applicable to the valuation, the projected cash flows associated with each asset were considered over the life of the intangible assets, and discounted back to present value. Customer relationships were valued utilizing the multi-period excess earnings method. The relief-from-royalty method was used to value the proprietary technology and the HHI Group portfolio of trade names.

The customer relationships and propriety technology intangible assets are amortized, using the straight-lined method, over their estimated useful lives. The preliminary estimates of useful lives of the acquired intangible assets subject to amortization are as follows: 20 years for customer relationships, 8 to 9 years for proprietary technology and 8 to 10 years for definite lived trade names and 5 years for a license agreement. The majority of the acquired trade names are considered indefinite-lived intangible assets and are not amortized.

The preliminary estimates of the intangible assets acquired are as follows: $330.0 for indefinite-lived trade names, $4.2 for definite lived trade names, $86.0 for customer relationships, $51.0 for proprietary technology, and $12.0 for a license agreement.

(g)	Adjustment reflects the write-off of unamortized deferred financing fees associated with the termination of Spectrum Brand’s former term loan facility maturing 2016 of $6.7. Deferred financing fees incurred in connection with the new bank facilities, as described in (i) below, at the time of the First Closing were $59.3, $16.1 of which was expensed immediately and was primarily attributable to unused financing commitment fees. These fees have been excluded from the unaudited pro forma condensed combined statement of operations as such amount is considered non-recurring. HGI estimates the annual amortization related to such deferred financing fees will approximate $5.3. No new bank facilities will be obtained in conjunction with the Second Closing.

(h)	Adjustment reflects the cancellation of Spectrum Brand’s former term loan facility maturing 2016 as of September 30, 2012. As of September 30, 2012, the balance of Spectrum Brand’s former term loan facility maturing 2016 was $370.2, of which $3.9 was current.

(i)	Adjustment reflects the borrowing under the new bank facilities that was obtained at the First Closing and consists of the following:

Term Loan	$800.0
6.375% and 6.625% Notes	1,090.0
Original issue discount on Term Loan	(8.0)

Total outstanding of new debt	$1,882.0

(j)	Adjustment reflects the elimination of accrued interest of $2.7, as of September 30, 2012 associated with Spectrum Brands’ former term loan facility.

(k)	Adjustment reflects the net increase in deferred tax liabilities of $112.4, resulting from the recognition of the tax effects of the pro forma adjustments related to acquired assets, assuming a 35% effective tax rate.

(l)	Adjustment reflects the elimination of historical equity and accumulated other comprehensive income of the HHI Group and the net impact of the pro forma adjustments for the transaction related fees for the Hardware Acquisition, net of noncontrolling interest.

(m)	The adjustment reflects the net impact of the noncontrolling interest in the net impact of the transaction related fees for the Hardware Acquisition.

(n)	HGI estimates cost of sales will increase by approximately $10.4 during the first inventory turn subsequent to the acquisition date due to the sale of inventory that was adjusted to fair value in purchase accounting. This cost has been excluded from the pro forma adjustments as this amount is considered non-recurring. See (c) above for further explanation on the estimated write-up of inventory.

(o)	Adjustment reflects increased depreciation expense of $4.6 associated with the adjustment to record the HHI Group’s property, plant and equipment at fair value for the twelve months ended September 30, 2012.

(p)	Adjustment reflects increased amortization expense of $12.9 associated with the adjustment to record the HHI Group’s intangible assets at fair value for the twelve months ended September 30, 2012.

(q)	HGI estimates that expenses related to this transaction will be approximately $90.0, inclusive of the deferred financing fees described in (g) above. These costs include fees for investment banking services, legal, accounting, due diligence, tax, valuation, printing and other various services necessary to complete this transaction. In accordance with ASC 805, the transaction related costs are expensed as incurred. As at September 30, 2012, HGI has incurred $3.1 of transaction costs, primarily professional fees, in its historical financial results for the periods presented. These costs have been excluded from the pro forma adjustments as these amounts are non-recurring.

(r)	The transaction will result in substantial changes to HGI’s debt structure. The interest expense adjustments are estimated to result in a net increase to interest expense of approximately $85.7 for the year ended September 30, 2012. The adjustment consists of the following:

	Assumed Interest Rate	Year Ended September 30, 2012
Term Loan – USD($700)	4.56%	$32.4
Term Loan – CAD($100)	5.00%	5.1
6.375% Notes	6.38%	33.6
6.625% Notes	6.63%	38.3
Amortization of debt issuance costs	—	7.7

Total pro forma interest expense		117.1
Less: Elimination of interest expense on retired debt		(31.4)

Pro forma adjustment		$85.7

Note, assumed interest rate on the Term Loan includes amortization of the original issue discount.

An assumed increase or decrease of 1/8% in the interest rate of the New Term Loan Facility would impact total pro forma interest expense presented above by $1.0 for the fiscal year ended September 30, 2012.

(s)	As a result of Spectrum Brands’ and the HHI Group’s existing income tax loss carry forwards in the U.S., for which full valuation allowances have been provided, the only pro forma deferred income tax established was discussed in (k) above, and no income tax has been provided related to the acquisition adjustments that impacted pretax income as described above.

(t)	Adjustment reflects non-controlling interest in Spectrum Brands’ pro forma decrease in income from continuing operations resulting from the assumed Hardware Acquisition and related debt transactions using a non-controlling interest factor of 42.6%.

(7) PRO FORMA ADJUSTMENTS—NOTES

(a)

In December 2012, the HGI issued the 7.875% Notes and used part of the proceeds of the offering to accept for purchase $498.0 aggregate principal amount of its 10.625% Notes pursuant to a tender offer for the 10.625% Notes. Under the terms of the 10.625% Notes, HGI redeemed these Notes at 100% of the principal amount plus a breakage fee, plus accrued and unpaid interest. The breakage fee was calculated as $57.2. This amount has been excluded from the unaudited pro forma condensed combined statement of operations as such amount is considered non-recurring. The $98.7 net adjustment to cash is reflective of the following adjustments:

Extinguishment of 10.625% Notes	$(500.0)
Accrued interest paid	(19.9)
Breakage and other fees paid*	(57.2)
Issuance of new 7.875% Notes	700.0
Original issue discount on new notes	(4.5)
Deferred financing costs	(19.7)

Pro forma adjustment	$98.7

*	The breakage fee has been calculated based on the transaction occurring on September 30, 2012. This amount is reduced as the transaction date moves closer to May 15, 2013, which is factor in determining this amount, as stipulated in the agreement. The actual breakage fee incurred was $45.9.

(b)	Adjustment reflects the write-off of unamortized deferred financing fees associated with the extinguishment of the 10.625% Notes of $11.6. Deferred financing fees incurred in connection with the 7.875% Notes were $19.7. HGI estimates the annual amortization related to such deferred financing fees will approximate $2.3.

(c)	The pro forma impact on debt was $197.8, net of discounts, after the extinguishment of the 10.625% Notes.

Issuance of 7.875% Notes	$700.0
Original issue discount on 7.875% Notes	(4.5)
Extinguishment of 10.625% Notes	(500.0)
Reversal of original issue discount on 10.625% Notes	2.3

Pro forma adjustment	$197.8

(d)	Adjustment reflects $19.9 of accrued interest which is payable upon the extinguishment of the prior debt.

(e)	The expected increase in the interest expense related to the issuance of the existing notes for the year ended September 30, 2012 was calculated as follows:

Estimated Expense on 7.875% Notes	$55.1
Amortization of original issue discount	0.5
Amortization of debt issuance costs	2.3

Total pro forma interest expense	57.9
Less: Elimination of historical interest expense	56.6

Pro forma increase in interest expense	$1.3

(f)	The increase in pro forma interest expense will not have an impact on HGI’s current and deferred tax position due to HGI’s existing income tax loss carry forwards in the U.S., for which valuation allowances have been provided.